Exhibit 10.1
Sonos, Inc.
301 Coromar Drive,
Santa Barbara, CA 93117
January 12, 2025
Patrick Spence
c/o the confidential email address contained in the records of Sonos, Inc. (the “Company”)
Dear Patrick:
This letter agreement memorializes our recent discussions and sets forth our mutual agreement as to your transition from your role as Chief Executive Officer of the Company, your service as a Special Advisor to the Company’s Board of Directors (the “Board”) and the effect of this transition and your advisor service on your duties, compensation, employee benefits and equity ownership.
1.    Transition Date; Advisor Role; End Date.  We have agreed that you will continue as Chief Executive Officer of the Company and its subsidiaries and affiliates (the “Company Group”) until January 13, 2025 (the “Transition Date”). Effective as of the Transition Date, you will be deemed to have resigned from all officer and director positions that you hold with the Company Group, including the Board, except that you have agreed to remain as a Special Advisor to the Board until June 30, 2025 (the “End Date”) as provided in this letter agreement (the “Advising Period”).
2.    Base Salary through the Transition Date; 2025 Annual Bonus. From the date of this letter agreement through the Transition Date, you will be paid your normal base salary at the same rate of annual base salary as currently in effect ($550,000). You will not be entitled to an annual bonus for the 2025 fiscal year.
3.    Duties and Responsibilities during the Advising Period; Compensation.
(a)    During the Advising Period, you will serve as Special Advisor to the Board. Your role as Special Advisor will consist of senior executive project-based employment, with duties and responsibilities as are coordinated with the Chairperson as the designee of the Board so as to facilitate a successful transition of your Company Group history and industry experience to the leadership team of the Company (the “Advisory Services”). The details of the Advisory Services, such as the nature of the projects, the location of your performance, and the expected time commitment, will be as determined by the mutual agreement of you and the Chairperson or the Interim CEO.
(b)    In consideration of the Advisory Services, the Company will pay you a monthly base salary of $7,500 on regular payroll dates, subject to normal withholdings.
4.    Effect of the End Date on Equity Interests. You currently hold incentive equity awards of the Company consisting of the following: (1) 396,293 restricted stock units of the Company, all of which are unvested (the “RSUs”); (2) 405,307 performance share awards of the Company (at target levels of performance), all of which are unvested (the “PSUs”); and (3) 1,226,745 options to purchase common stock of the Company, all of which are vested (the “Options”). The End Date will have the following effect on these equity interests:
(a)     RSUs. Subject to your good-faith performance of the Advisory Services and paragraph 6 of this letter agreement, an additional number of unvested RSUs held by you on the End Date shall vest on the End Date equal to the RSUs that would have vested if your employment had continued through June 30, 2026. The Company confirms that the Advising Period will be treated as normal employment for vesting purposes.
(b)    PSUs. The End Date will constitute a termination of your employment with the Company Group for purposes of your PSUs.

(c)    Options: All of your Options are vested and exercisable. Subject to your good-faith performance of the Advisory Services and paragraph 6 of this letter agreement, the Company has agreed that the post-termination exercise period of your Options will be extended until June 30, 2026. The Company confirms that the Advising Period will be treated as a period of normal employment for purposes of the exercise of your Options.
5.    Severance Pay and Termination Benefits.
(a)    Subject to paragraph 6 of this letter agreement, following the End Date, you will receive a lump sum cash severance payment of $1,875,000 on the first payroll date following the date on which the Release Agreement (as defined in paragraph 6) has become irrevocable. In addition, subject to paragraph 6 of this letter agreement, if you properly enroll in COBRA continuation coverage following the End Date, you will also be entitled to reimbursement for up to twelve (12) months of COBRA continuation coverage, subject to your paying a portion of the COBRA premium equal to the active employee rate for the coverage level in effect at the End Date.
(b)     Following the End Date, no provision of this letter agreement shall affect your right to be provided with the normal rights provided by the Company Group to former employees, such as vested benefits of the Company Group in which you participate, reimbursement of business expenses properly incurred under Company Group policy, and COBRA continuation coverage or other, similar benefits required to be provided to you under applicable law. You agree to obtain prior Company approval for any large reimbursable business expense to be incurred during the Advising Period.
6.    Release Requirement. Notwithstanding any other provision of this letter agreement to the contrary, it is expressly agreed the payments and benefits being provided to you pursuant to this letter agreement are of a special and exemplary nature and in recognition of your long service to the Company Group. Accordingly, it is expressly agreed that the equity provisions set forth in paragraph 4 of this letter agreement and the severance pay provisions set forth in paragraph 5 of this letter agreement are all conditioned expressly on (1) your good-faith performance of the Advisory Services during the Advising Period; (2) your entry into and nonrevocation of the attached Release Agreement attached as Exhibit A (the “Release Agreement”) as of the close of business on the End Date, and (3) your compliance in all material respects with the Restrictive Covenants in accordance with the terms thereof; and shall not be paid or provided if these conditions are not met.
7.     Reaffirmation of Restrictive Covenants; Nondisparagement.
(a)    In consideration for, and as a condition to, the Company’s entry into this letter agreement, you hereby acknowledge and re-affirm those certain restrictive covenants set forth in the Non-Competition and Non-Solicitation Agreement, and the Invention and Non-Disclosure Agreement, each dated as of August 1, 2014, to which you and the Company are parties.
(b)     You agree that you will not make any communications, whether written, electronic, oral, or otherwise, to any other person or entity, including, but not limited to any publications and any website postings or blogs, which disparage, denigrate, defame, or otherwise cast aspersions upon any Company Released Party (as defined in Exhibit A). The Company agrees that it will not make any communications, whether written, electronic, oral, or otherwise, to any other person or entity, including, but not limited to any publications and any website postings or blogs, which disparage, denigrate, defame, or otherwise cast aspersions upon you. Notwithstanding the foregoing, the following are excluded from this paragraph 7(b): (1) truthful information and/or testimony provided by any Company Released Party or you in connection with any investigation or proceeding conducted by a governmental agency, or as otherwise required by law; (2) truthful comments by any Company Released Party regarding you, or by you regarding any Company Released Party, as the case may be, narrowly tailored to address disparaging, denigrating, defamatory or untruthful comments made by the other; (3) candid and good faith evaluative statements about individual performance, business performance or strategic direction; or (4) any Permitted Disclosures (as defined in Exhibit A).
8.    Indemnification. Following the Transition Date, you shall retain your rights to indemnification and exculpation in respect of your services as a director or officer of the Company Group under any contract or organizational document of the Company Group, under a policy of insurance maintained by any such person, or under applicable law.
9.    Miscellaneous.
(a)    Notices under this letter agreement shall be given by email by you to the Company’s Chief Legal Officer, or by the Company to you, to an email address you have separately provided to the Company, and which the Company has separately provided to you, and which each of you agrees to update from time to time as necessary.
(b)    The Company and you each agree to cooperate with the other to cause to be executed and delivered all such other instruments and documents, and to take such other actions, as such other parties may reasonably request from time to time to effectuate the provisions and purposes of this letter agreement, including without limitation certificates and other instruments given by you at and following the Transition Date evidencing resignation from your positions with the Company Group.
(c)    This letter agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, written or oral, between them as to such subject matter.  This letter agreement may be amended only by a written amendment entered into by the parties hereto.  This letter agreement may be executed and delivered electronically, including by means of emailed .pdf file or electronic signature.

[signature page follows]

Please sign this letter agreement below to evidence our mutual agreement as to the foregoing matters.  Please deliver one copy to the Company, keeping another for your records.
Very truly yours,

SONOS, INC.

/s/ Julius Genachowski
By:   Julius Genachowski
Title:  Authorized Signatory

ACKNOWLEDGED AND AGREED:

/s/ Patrick Spence
Patrick Spence

Exhibit A
Release Agreement
Release of Claims; Exceptions. With the intention of binding the Employee and the Employee’s heirs, executors, administrators and assigns, Patrick Spence (the “Employee”) does hereby release, remise, acquit and forever discharge (1) Sonos, Inc. (the “Company”) and each of its subsidiaries and controlled affiliates (collectively, the “Company Affiliated Group”), (2) the directors, officers, executives, employees, agents, members and stockholders or equity holders of any of the foregoing and (3) the predecessors, successors, and assigns of any of the foregoing ((1)-(3), collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known, unknown, suspected or unsuspected which the Employee, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Company Released Party (an “Action”), including, without limitation, (i) arising out of or in connection with the Employee’s service as an employee and/or officer of the Company Affiliated Group, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort and (iv) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning harassment, discrimination, retaliation and other unlawful or unfair labor and employment practices), excepting only (1) the rights of the Employee under the letter agreement to which this Exhibit A is attached, (2) rights of the Employee to accrued compensation and expense reimbursement through the End Date, (3) vested benefits under the employee benefit plans of the Company Affiliated Group in which the Employee participates prior to the End Date or to which the Employee is entitled under applicable law, (4) any right or Action which by law the Employee is not permitted to waive (except that, with respect to any such right or Action, the Employee does waive any right to money damages) and the right to make Permitted Disclosures, and (5) the rights of the Employee with respect to the Employee’s ownership of equity interests in the Company, including vested incentive compensation) as of the End Date.
Notwithstanding anything in this Release of Claims to the contrary, nothing in this Release of Claims prohibits the Employee from: (i) voluntarily communicating with, or providing information to, any government agency or other regulator that is responsible for enforcing a law on behalf of the government (including, without limitation, the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, and any Inspector General of any agency) regarding conduct or action undertaken or omitted to be taken by the Company Affiliated Group that the Employee reasonably believes is illegal or in material non-compliance with any financial disclosure or other regulatory requirement applicable to the Company Affiliated Group; or (ii) providing truthful testimony or accurate information in connection with any investigation being conducted into the business or operations of the Company Affiliated Group by any such government agency or other regulator; nor shall any provision of this Release of Claims be construed to require the Employee to obtain the approval of, or give notice to, the Company Affiliated Group or any of its employees or representatives to take any action permitted under clauses (i) or (ii) (collectively, the “Permitted Disclosures”).
California Residents/Workers Only. Employee expressly waives any and all rights under Section 1542 of the Civil Code of the State of California and any like provision or principle of common law in any foreign jurisdiction.  Section 1542 provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”
Acceptance and Revocability. The Employee acknowledges that the Employee has been given a period of 21 days within which to consider this Release of Claims, unless applicable law requires a longer period, in which case the

Employee shall be advised of such longer period and such longer period shall apply. The Employee may accept this Release of Claims at any time within this period of time by signing the Release of Claims and returning it to the Company’s Chief Legal Officer. This Release of Claims shall not become effective or enforceable until seven calendar days after the Employee signs it. The Employee may revoke the Employee’s acceptance of this Release of Claims at any time within that seven calendar day period by sending written notice to the Company. Such notice must be received by the Company within the seven calendar day period in order to be effective and, if so received, would fully void this Release of Claims and the letter agreement to which it is attached for all purposes, except that the termination of the Employee’s employment would still be effective as of the End Date. The Employee also acknowledges that the Employee has been informed of the right to consult with legal counsel and has been advised to do so in considering whether to provide this Release of Claims.

ACCEPTED AND AGREED

__________________________________________________
Patrick Spence